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                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

The companies listed below are all of the subsidiaries of ACR Group, Inc. as of February 28, 1997. All of the companies are wholly-owned.

        Name of Subsidiary                 State of Incorporation
        ------------------                 ----------------------

         ACR Supply, Inc.                          Texas
        Total Supply, Inc.                         Texas
       Valley Supply, Inc.                         Texas
 Heating and Cooling Supply, Inc.                  Nevada
Time Energy Systems Southwest, Inc.                Texas
    Ener-Tech Industries, Inc.                   Tennessee
   Florida Cooling Supply, Inc.                    Texas
   West Coast HVAC Supply, Inc.                    Texas
      Lifetime Filter, Inc.                        Texas